Exhibit 4.31

Business Operation Agreement

This Business Operation Agreement (this “Agreement”), dated as of June 1, 2018, is made by and among the following parties:

Party A:	Beijing Yiliulinger Information Technology Co., Ltd.
Address:	Room 305, Building 4, Yard 13, Kaifang East Road, Huairou District, Beijing
Legal representative:	Xiaoliang Lei

Party B:	Hainan Yilingliuer Network Technology Co., Ltd.
Address:	Room 201, Building A18, Hainan Ecological Software Park, High-tech Industries Demonstration Zone, Laocheng District, Hainan
Legal representative:	Xiaoliang Lei

Party C:

Xiaoliang Lei	(ID Card No. ***)
Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC

Li Wang	(ID Card No. ***)
Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC

(Individually a “Party”; collectively the “Parties”)

WHEREAS:

A.	Party A is a wholly-owned subsidiaries of wholly foreign-owned enterprise incorporated and validly existing in the People’s Republic of China (the “PRC”);

B.	Party B is a limited liability company incorporated in the PRC and engaged in technology related investment consultation etc.;

C.

Party A and Party B have established business relation by entering into a certain Exclusive Consulting and Management Services Agreement, under which Party B will make various payments to Party A and therefore Party B’s activities in its ordinary course of business will have material effect upon its ability to make relevant payment to Party A; and

D.	Each of the Party C is a shareholder of Party B (collectively, the “Founding Shareholders”), in which each of Xiaoliang LEI and Li Wang holds 50% and 50% of Party B, respectively.

NOW, THEREFORE, the Parties, through friendly consultations and based on the principle of equality and mutual benefit, hereby agree as follows:

1.	Negative Obligations

In order to guarantee the performance by Party B of the agreement entered into by and between Party A and Party B and all of Party B’s obligations towards Party A, the Founding Shareholders hereby acknowledge, agree and jointly warrants that without prior written consent of Party A or any party designated by Party A, Party B shall not engage in any transaction which may have material or adverse effect on any of its assets, businesses, employees, obligations, rights or operations, including without limitation:

1.1	Conduct of any activity outside its ordinary course of business or in a manner inconsistent with its past practice;

1.2	Making any borrowing or undertaking any indebtedness from any third party;

1.3	Change or removal of any of its directors or senior officers;

1.4	Sale, acquisition or any other disposal of any assets or rights, including without limitation any intellectual property rights, with any third party;

1.5	Creation of any guarantee or any other security on any of its assets or intellectual properties in favor of any third party, or creation of any encumbrance on any of its assets;

1.6	Change of its articles of association or its scope of business;

1.7	Change of its ordinary course of business or any of its material bylaws;

1.8	Transfer any of its rights or obligations under this Agreement to any third party;

1.9	Making any material change to its business pattern, marketing strategy, business plan or customer relationship; and

1.10	Distribution of any bonus or dividend.

2.	Business Management and Human Resources Arrangement

2.1

Party B and the Founding Shareholders hereby jointly agree to accept and strictly implement any proposal made by Party A from time to time regarding employment and removal of Party B’s employees, day-to-day business management and financial management system of Party B.

2.2

Party B and the Founding Shareholders hereby jointly agree that the Founding Shareholders elect or appoint, as applicable, any person designated by Party A as Party B’s director, chairman, president, chief financial officer and any other executive officers in accordance with relevant laws, regulations and its articles of association.

2.3

Upon termination of his or her employment with Party A, either voluntarily or by Party A, each of the directors or senior officers elected or appointed under Section 2.2 will be simultaneously disqualified to hold any position in Party B; under such circumstance, the Founding Shareholders will elect any other person designated by Party A for such position.

2.4

For purpose of Section 2.3, the Founding Shareholders will take any actions required under relevant laws, articles of association and this Agreement to effect the employment and termination provided under Sections 2.2 and 2.3.

2.5

The Founding Shareholders hereby agree that in conjunction with execution of this Agreement, they will execute an irrevocable power of attorney authorizing Party A to exercise their respective rights as shareholders of Party B and respective voting rights at Party B’s shareholders meeting.

3.	Other Agreements

3.1

Upon termination or expiration of any agreement between Party A and Party B, Party A may elect to terminate all of its agreements with Party B, including without limitation the Exclusive Consulting and Management Services Agreement.

3.2

Considering the business relationship established between Party A and Party B based on the executed Exclusive Consulting and Management Services Agreement, Party B’s activities in its ordinary course of business will have material effect upon its ability to make relevant payment to Party A. The Founding Shareholders agree that any bonus, dividend or any other benefit or interest receivable by it as shareholder of Party B will be unconditionally and automatically paid or transferred to Party A.

4.	All Agreements and Amendments

4.1

This Agreement and all of the agreements and/or documents referred to or expressly included herein constitute entire agreements among the Parties with respect to the subject matter hereof and supersede all prior agreements, contracts, understandings and communications, written or oral, among the Parties with respect to the same.

4.2

This Agreement may not be amended unless by agreement of the Parties in writing. Any amendment or supplement hereto duly executed by the Parties shall be an integral part of and have the same effect with this Agreement.

5.	Governing Law

The execution, validity, performance of this Agreement and resolution of any dispute arising from this Agreement shall be governed by the laws of the PRC.

6.	Dispute Resolution

6.1

Should any dispute arise in connection with construction or performance of any provision under this Agreement, the Parties shall seek in good faith to resolve such dispute through negotiations. If the negotiations fail, any of the Parties may submit the dispute to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration will be in Chinese. The arbitral award shall be final and binding on each of the Parties.

6.2	Except for the matter under dispute, each of the Parties shall continue to perform its obligations under this Agreement in good faith.

7.	Notices

All notices made by each of the Parties to exercise any of its rights or perform any of its obligations hereunder shall be in writing and given to the following address in person, by registered mail, prepaid mail, recognized courier service, or by fax.

To Party A:	Beijing Yiliulinger Information Technology Co., Ltd.
Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC
Telephone:	+86 10-57310567
Attention:	Xiaolaing Lei

To Party B:	Hainan Yilingliuer Network Technology Co., Ltd.
Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC
Telephone:	+86 10-57310567
Attention:	Xiaolaing Lei

To Party C:

Xiaolaing Lei

Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC
Telephone:	+86 10-57310567
Attention:	Xiaolaing Lei

Li Wang

Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC
Telephone:	+86 10-57310567
Attention:	Li Wang

8.	Effectiveness, Term and other terms of this Agreement

8.1

Any written consent, proposal, appointment and any other decision in connection with this Agreement which has material effect on Party B’s day-to-day business operations shall be made by Party A’s board of shareholders.

8.2

This Agreement shall become effective upon execution by each of the Parties on the date first written above. The term of this Agreement will be ten (10) years unless early terminated by Party A. Upon request from Party A, the Parties may extend the term of this Agreement prior to its expiration or enter into a separate business agreement, each as requested by Party A.

8.3

During the term of this Agreement, none of Party B or Founding Shareholders may terminate this Agreement. Party A shall have the right to terminate this Agreement at any time with notice to Party B and its Shareholders in writing.

8.4

If any term or provision hereof is found illegal or unenforceable under applicable laws, such term or provision shall be deemed deleted from this Agreement without any effect, and the remainder of this Agreement shall remain in force and effect as if such term or provision had never been contained herein. The Parties shall negotiate to replace such deleted term or provision with a lawful and valid term or provision acceptable to each of the Parties.

8.5

Failure to exercise any right, power or privilege hereunder shall not be deemed as waiver thereof. Any single or partial exercise of any right, power or privilege hereunder shall not preclude exercise of any other right, power or privilege under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives on the date first written above.

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This is the Signature Page of Business Operation Agreement between Beijing Yiliulinger Information Technology Co., Ltd., Hainan Yilingliuer Network Technology Co., Ltd., Xiaoliang Lei and Li Wang)

Party A:	Beijing Yiliulinger Information Technology Co., Ltd.

By:	/s/ Xiaoliang Lei /common seal/
Title:	Legal representative

Party B:	Hainan Yilingliuer Network Technology Co., Ltd.

By:	/s/ Xiaoliang Lei /common seal/
Title:	Legal representative

Party C:

Xiaoliang Lei

By:	/s/ Xiaoliang Lei

Li Wang

By:	/s/ Li Wang

Confirmation Letter

WHEREAS:

(1)

Beijing Yiliulinger Information Technology Co., Ltd., Hainan Yilingliuer Network Technology Co., Ltd. (“Momo Technology”), Yan TANG, Yong LI, Xiaoliang LEI, Zhiwei LI, Beijing Jingwei Meichuang Technology Co., Ltd. (“Jingwei”) and Shanghai Zihui Investment Management Co., Ltd. (“Zihui”) have entered into a Business Operation Agreement (the “Business Agreement”) dated June 1, 2018.

(2)	Upon execution of the Business Agreement, each of Yan TANG, Yong LI, Jingwei, Zihui, Xiaoliang LEI and Zhiwei LI holds 52%, 16%, 10%, 10%, 6.4% and 5.6% of Momo Technology, respectively.

(3)

Each of Jingwei and Zihui has transferred to Yan TANG the 10% equity interests of Momo Technology held by him and, upon completion of such transfer, Yan TANG will hold 72% equity interests of Momo Technology.

NOW, THEREFORE:

The undersigned, Yan TANG (ID Card No. ***), hereby acknowledges that my ownership of 72% equity interests of Momo Technology is subject to the terms and conditions of the Business Agreement and I, in my capacity as a shareholder of Momo Technology, will be subject to the obligations provided under the Business Agreement, each with the view to ensuring due performance of the Business Agreement.

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(Signature page)
Yan TANG
/s/ Yan TANG
Date: June 9, 2014